Exhibit 10.1

NEWMONT MINING CORPORATION

1999 EMPLOYEES STOCK PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Agreement (“Agreement”) is dated as of                                   , between Newmont Mining Corporation, a Delaware corporation (“Newmont”) and [                                ] (“Executive”).

WITNESSETH:

WHEREAS, in recognition of Executive’s contributions and services to Newmont and its subsidiaries and affiliates during the 2004 calendar year, the Compensation Committee of the Newmont Board of Directors (“Newmont Committee”) has awarded Executive a grant of restricted shares of Newmont’s common stock (“Stock”), subject to the restrictions set forth in this Agreement pursuant to the terms and conditions of the Newmont Mining Corporation 1999 Employees Stock Plan (“Stock Plan”); capitalized terms used but not defined herein shall have the meanings given such terms in the Stock Plan;

NOW, THEREFORE, in consideration of the premises and as an inducement and incentive to Executive to perform his duties and fulfill his responsibilities on behalf of Newmont and its subsidiaries at the highest level of dedication and competence, and other good and valuable consideration, receipt of which is hereby acknowledged, Newmont hereby awards to Executive [                    ] shares of Stock, pursuant to the terms and subject to the conditions and restrictions set forth in this Agreement and the Stock Plan, including the Vesting Period, as such term is defined in this Agreement (“Restricted Stock”), and in connection with such award, Newmont and Executive hereby agree as follows:

AGREEMENT:

1. Vesting Period. The Vesting Period shall commence on the date of this Agreement and shall end on the dates set forth below as to that percentage of the total shares of Restricted Stock subject to this Agreement set forth opposite each such date:

Date	Percentage Vested
33%
33%
34%

2. Stock Certificate Legend. Executive acknowledges that if stock certificates are issued to him and registered in his name for the Restricted Stock, such certificate(s) shall bear the following legend and such other legends as may be required by law or contract:

“The shares represented by this certificate are subject to the restrictions, terms and conditions set forth in a Restricted Stock Award Agreement, dated as of                     , between Newmont Mining Corporation and the registered owner (“Agreement”). Copies of the Agreement are on file in the offices of the Secretary, Newmont Mining Corporation, 1700 Lincoln Street, Denver, Colorado 80203.”

Executive agrees that upon receipt of such stock certificate(s) to deposit all such stock certificate(s) with Newmont or such other escrow holder as the Newmont Committee may appoint, together with a stock power endorsed in blank or other appropriate instrument of transfer, to be held by Newmont or such escrow holder. The foregoing to the contrary notwithstanding, Executive agrees that, in Newmont’s discretion, such stock certificate(s), so registered and legended, may be delivered directly to and held by the Secretary of Newmont, or, alternatively, Executive’s ownership of the Restricted Stock may be evidenced solely by a “book entry” (i.e, a computerized or manual entry) in the records of Newmont or its designated stock transfer agent in Executive’s name.

3. Nontransferability. Executive acknowledges that no shares of Restricted Stock, or any interest therein, may be sold, transferred, pledged, assigned, encumbered or otherwise disposed of (whether voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or other legal or equitable proceedings (including bankruptcy)) prior to the end of the Vesting Period with respect to such shares of Restricted Stock, provided, however, that (i) the Vesting Period shall terminate and all of the Restricted Stock shall become fully vested and nonforfeitable upon the occurrence of an event described in Section 15(b) of the Stock Plan, and (ii) Executive may, with the prior written approval of the Vice President of Human Resources of Newmont, transfer all or any portion of his Restricted Stock to a family trust or similar vehicle for personal estate planning purposes, in the manner and subject to the terms prescribed by the Vice President of Human Resources of Newmont.

4. Termination of Employment. If (i) Executive dies, (ii) Executive’s employment by Newmont or any subsidiary terminates by reason of (1) Disability (as determined under the terms of the Long-Term Disability Plan of Newmont), (2) retirement under Newmont’s Pension Plan entitling Executive to an immediate pension, or (3) such other circumstances as may be approved in writing by the Vice President of Human Resources of Newmont, or (iii) there shall occur an event described in Section 15(b) of the Stock Plan, in any such case prior to the completion of the Vesting Period, the Vesting Period shall terminate, and all of the shares of Restricted Stock not theretofore forfeited in accordance with this Agreement shall become fully vested and nonforfeitable, as of the date of Executive’s death or other termination of employment, referred to in clause (i) or (ii), or immediately prior to the date of any such event referred to in clause (iii). If Executive ceases to be employed by Newmont and/or a Subsidiary prior to the completion of the Vesting Period under circumstances other than those set forth in clause (i) or (ii) of the immediately preceding sentence, Executive agrees that the Restricted Stock will be immediately and unconditionally forfeited and revert to Newmont, without any action required by Executive or Newmont, to the extent that the Vesting Period had not ended in accordance with paragraph 1 hereof or clause (iii) of this paragraph 3(b) as of the date of such cessation of employment.

5. Stock Power. Upon expiration or termination of the Vesting Period as provided herein, the stock power (if any) applicable to shares of Restricted Stock theretofore subject to such forfeiture but not forfeited shall lapse, and such shares shall be fully vested and nonforfeitable.

6. Rights as a Stockholder. Executive shall have all rights of a stockholder (including, without limitation, dividend and voting rights) with respect to the Restricted Stock, for record dates occurring on or after the date of this Agreement and prior to the date any such shares of Restricted Stock are forfeited in accordance with this Agreement. Any dividends paid in the form of Stock or other property or distributions other than normal dividends (whether in cash, stock, securities or derivative securities, or otherwise, including, without limitation, any change in the shares of Restricted Stock pursuant to Section 15(a) of the Stock Plan) paid or made with respect to the Restricted Stock shall, during the Vesting Period, be deposited with Newmont or the escrow holder appointed pursuant to paragraph 2 hereof, together with a stock power endorsed in blank or other appropriate instrument of transfer, or credited to Executive’s book-entry account established under paragraph 2 hereof, as applicable, and shall be subject to the same restrictions (including, without limitation, the Vesting Period) as such Restricted Stock and otherwise considered to be such Restricted Stock for all purposes hereunder.

7. Withholding Taxes. Executive acknowledges the existence of Federal, state, local and foreign income tax and employment tax withholding obligations with respect to the Restricted Stock and agrees that such obligations must be met. If Executive properly elects, within the period permitted under Section 83(b) of the Code after the date on which the shares of Restricted Stock are transferred to Executive, to be taxed with respect to all or any portion of such shares as of the date of transfer rather than the date or dates upon which Executive would otherwise be taxable under Section 83(a) of the Code, Executive shall file a copy of such election with Newmont within the period prescribed by the Treasury Regulations promulgated under Section 83(b) of the Code, and Executive agrees to pay to Newmont in cash at the time of such election any taxes required to be withheld with respect to such shares. To the extent that the immediately preceding sentence does not apply, upon the expiration or termination of the Vesting Period or any portion thereof with respect to shares of Restricted Stock, or upon such other date as of which the value of any shares of Restricted Stock first becomes includible in Executive’s gross income for tax purposes (such shares, the “Vested Stock”), Executive hereby (a) directs Newmont to deliver on behalf of Executive to Mellon Investor Services, or its successors or assigns, or such other entity that may be designated by Newmont for such purpose from time to time (the “Designated Entity”), the number of shares of Vested Stock that will result in proceeds at least equal to the amount of any withholding taxes due in respect of the Vested Stock, and (b) directs the Designated Entity (or its designated broker) to sell such shares on behalf of Executive and to deliver to Newmont a portion of the proceeds from such sale equal to the amount of such withholding taxes in respect of such Vested Stock (or portion thereof); provided, however, that if the Newmont Committee determines that such a sale of shares of Vested Stock would or may be prohibited by Newmont’s Stock Trading Policy or by any applicable law, regulation or rule, such shares shall not be sold in the manner described above but instead a portion of the shares of Vested Stock shall be withheld by Newmont and returned to Newmont’s Treasury Account in satisfaction of such applicable withholding taxes (based on the minimum statutory tax withholding rates that are applicable to supplemental taxable income); provided further, however, that, in lieu of any such sale or retention of shares, Executive may elect to pay any such taxes to Newmont in cash by filing written notice of such election with Newmont not less than five (5) days prior to the date any shares of Restricted Stock become Vested Stock and remitting such payment to Newmont not later than such date. Notwithstanding the foregoing, the Newmont Committee may, in its sole discretion, require Executive to agree to not make an election pursuant to Section 83(b) of the Code as a condition for the receipt of the Restricted Stock hereunder.

8. Acknowledgements.

(a) Executive hereby acknowledges receipt of a copy of the Stock Plan and agrees to be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the award of the Restricted Stock but prior to the completion of the Vesting Period, subject to the last paragraph of Section 19 of the Stock Plan as in effect on the date hereof. If and to the extent that any provision contained in this Agreement is inconsistent with the Stock Plan, the Stock Plan shall govern.

(b) This Agreement and the obligation of Newmont to transfer shares of Stock hereunder shall be subject to (a) all applicable Federal and state laws, rules and regulations and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Newmont Committee shall, in its sole discretion, determine to be necessary or applicable.

9. Notices. Any notice or other communication required or permitted hereunder shall, if to Newmont, be in accordance with the Stock Plan, and, if to Executive, be in writing and delivered in person or by registered or certified mail or overnight courier, postage prepaid, addressed to Executive at his last known address as set forth in Newmont’s records.

10. Severability. If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12. Transferability of Agreement. This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, in the case of Executive, his estate, heirs, executors, legatees, administrators, designated beneficiary and personal representatives. Nothing contained in this Agreement shall be deemed to prevent transfers of the Restricted Stock in the event of Executive’s death in accordance with Section 16(b) of the Stock Plan.

13. Counterparts. This Agreement has been executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Newmont Mining Corporation has caused this Agreement to be executed by its Vice President and Secretary and Executive has executed this Agreement, both as of the day and year first written above.

NEWMONT MINING CORPORATION

By:
Sharon E. Thomas Vice President and Secretary

Agreed to this          day of                     , 200  .

Executive

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